EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

Biora Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.001 per share(1)	457(c)	71,068,767	$1.205	$85,637,865	0.00014760	$12,641

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$85,637,865		$12,641

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$12,641
(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such an indeterminate amount of shares of common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(2)

The amount registered consists of up to (i) 26,207,050 shares of common stock issuable upon conversion of $40,883,000 principal amount of the Company’s 11.00%/13.00% Convertible Senior Secured Notes due 2028 (the “2028 Convertible Notes”), (ii) 27,384,927 shares of common stock that may be issuable (A) in respect of interest payments or make-whole amounts on the 2028 Convertible Notes that the Company settles in shares of common stock or (B) upon conversion of, or in respect of, interest payments or make-whole amounts on any additional 2028 Convertible Notes issuable with respect to interest payments on the 2028 Convertible Notes that are settled in kind, (iii) 7,352,941 shares of common stock issuable upon the exercise of warrants to purchase common stock with a term of five years that are exercisable six months from the date of issuance and an exercise price of $1.36 per share, (iv) 5,084,613 shares of common stock issuable upon the exercise of warrants to purchase common stock with a term of five years and an exercise price of $5.00 per share, and (v) 5,039,236 shares of common stock issuable upon the exercise of warrants to purchase common stock with a term of five years and an exercise price of $5.50 per share.

(3)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of common stock on The Nasdaq Global Market on December 20, 2023 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission, in accordance with Rule 457(c) under the Securities Act).